EXHIBIT 16.1

July 13, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC USA 20549

Dear Sir or Madam:

Re:  Sheer Ventures, Inc. (“Issuer”)

We have read the statements made by the Issuer which were provided to us on July 11, 2005, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Issuer's Form 8-K report dated July 11, 2005. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of DeMeo, Young & McGrath.

Yours truly,

MANNING ELLIOTT